Exhibit 99.1

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES PROVIDES UPDATE
ON GULF OF MEXICO OPERATIONS
Management to present today at Bank of America Merrill Lynch Smid Cap Conference
THE WOODLANDS, TX — June 8, 2010 — As previously announced, Newpark Resources, Inc. (NYSE: NR) will be presenting at the Bank of America Merrill Lynch Smid Cap Conference on June 8, 2010. In connection with the presentation and the information expected to be discussed, the Company issued the following update regarding the current status of its operations in the Gulf of Mexico, in light of the recently announced 180-day moratorium on drilling in water depths in excess of 500 feet in the Gulf of Mexico (the “Drilling Moratorium”).
The Company estimates that roughly 5% of its total revenue in the first quarter of 2010 came from services provided in the areas of the Gulf of Mexico affected by the Drilling Moratorium, and the Company believes this 5% is consistent with recent historical performance. Newpark’s Environmental Services business contributed approximately 60% of the revenue affected by the Drilling Moratorium in the first quarter and Newpark’s Fluids Systems and Engineering segment contributed the remaining 40%. Deepwater Gulf of Mexico drilling fluids revenues represented less than 3% of the Fluids Systems and Engineering segment’s revenues in the first quarter while the deepwater Gulf of Mexico accounted for approximately 40% of the first quarter revenues for the Environmental Services business.

Had the Drilling Moratorium been in place for the entire first quarter of 2010, the Company estimates the earnings impact of the lower revenues would have been approximately $0.03 per diluted share. This estimate does not reflect the positive impact of spill-related waste currently being received by Environmental Services and other cost cutting steps that might have been taken during the quarter. The Company anticipates that the actual earnings impact on the second quarter of 2010 will be minimal since the Drilling Moratorium went into effect at the end of May 2010 and Environmental Services business has been receiving spill related waste during the second quarter. In addition, future quarters may be unfavorably impacted as long as the Drilling Moratorium remains in effect.
“While we do not believe that total Newpark revenue will be significantly impacted by the Drilling Moratorium, the impact on the profits generated by these two businesses is expected to be more pronounced due to the relatively high fixed cost nature of the areas impacted, particularly in the Environmental Services segment,” stated Paul Howes, President and Chief Executive Officer of Newpark. “We will continue to pursue all permissible service activities that are not affected by the Drilling Moratorium, including the increased processing and disposal of clean up waste generated by the Gulf of Mexico spill, which is expected to offset, partially, the loss of business.”
Additionally at today’s Bank of America Merrill Lynch Smid Cap Conference, management will discuss how the Company has emerged from the 2009 downturn with a much leaner cost structure. Newpark’s focus on technology is also providing benefits, as it continues to generate market share gains in the U.S. land-based shale plays through the deployment of proprietary water-based fluids. International growth continues to move the Company’s revenue to a more balanced mix between domestic and international business. This geographic diversity is expected to help reduce Newpark’s reliance on any particular region around the globe.

For more information, Newpark’s presentation will take place on Tuesday, June 8, 2010 at 8:50 a.m. Eastern Time (7:50 a.m. Central Time) and will be broadcast live over the Internet. The live audio webcast will be available on the Company’s website at www.newpark.com. A replay of this webcast will be available on Newpark’s website shortly after the presentation is concluded and will be archived for replay on the website through Friday, June 25, 2010. The presentation slides will be available on the Company’s website.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including the impact of the oil spill and the Drilling Moratorium on future business and Newpark’s financial results, the ability to pursue other business activities during the Drilling Moratorium, Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, the potential impact of the current oil spill in the Gulf of Mexico, the related regulatory responses including the Drilling Moratorium, decreased drilling activity in the deepwater Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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